Letter from CEO Kunal Kapoor
First-Quarter Earnings 2025

Dear Morningstar shareholders,

In the first quarter, revenue grew 7.2%, or 9.1% on an organic basis, compared to the prior-year period, while operating and adjusted operating income increased by 23.2% and 22.2%, respectively.

A Strong Start to the Year

All five reportable segments contributed to growth in the quarter, with PitchBook and Morningstar Credit leading the way. PitchBook continued to see strength in its core client segments, including private equity and investment banks, offsetting softness in smaller corporates. Credit ratings activity remained robust in the quarter, especially in structured finance, contributing to Morningstar Credit's results.

Revenue growth and a continued focus on managing expenses translated to improved profitability as operating and adjusted operating margins rose to 19.6% and 23.3%, respectively.

Operating and free cash flows declined by 2.8% and 1.2%, respectively, compared to the first quarter of 2024, as an increase in the annual bonus payment reflecting strong 2024 performance versus targets was largely offset by higher cash earnings. During the quarter, we were opportunistic and bought back $109.6 million in shares. We paid an aggregate of $38.5 million net for the DealX and Lumonic acquisitions, which together strengthen our private credit and structured finance offerings and paid a dividend of 45.5 cents per share, or $19.5 million. We increased our debt by $105.1 million, net.

Morningstar Direct Platform

With this quarter's reporting, we're renaming our Morningstar Data and Analytics segment Morningstar Direct Platform, reflecting a significant reimagining of our largest segment. As you heard from Morningstar Direct Platform President James Rhodes at our 2024 Annual Shareholders' Meeting, we see exciting opportunities to better serve our clients by connecting our capabilities on one shared platform in a seamless user experience that allows clients to discover, analyze, and extract data, while also simplifying our products and how we deliver them.

Spanning Morningstar Data, Morningstar Direct, and Morningstar Advisor Workstation, among other products, Morningstar Direct Platform has a wide reach across the investment management landscape. Our clients range from asset management firms constructing model portfolios and conducting analysis to better understand the positioning and relative performance of their products, to the home offices of large advisory firms evaluating investments to build product shelves, to the advisors who implement these models as they seek to build successful portfolios for their clients. We expect Morningstar Direct Platform to drive growth as we're able to sell more comprehensive solutions that span the entire lifecycle of the investment process. We anticipate that this offering will be especially powerful for our large clients, removing the need to partner with multiple vendors in this space and increasing efficiency as they're able to move across solutions all drawing on the same Morningstar data, analytics, and IP.

We've made progress in advancing that vision over the past year. That's included updates to our technology and infrastructure to more efficiently deliver data and analytics to our clients via the same core data APIs (application programming interfaces) in a consistent and scalable manner. We're also starting to push out improved and connected functionality, with more to come. For example, we are distributing Morningstar Data through Morningstar Direct, streamlining client workflows. Meanwhile, new functionality introduced earlier this year allows the home offices of large advisory firms to push the models they've created and updated in Morningstar Direct directly onto Advisor Workstation. The firms' advisors can then access those models and update client portfolios accordingly. We'll be rolling out the same functionality for Direct Advisory Suite later this year, and we are starting to see traction from clients interested in this combined capability.

The result has been a streamlined Morningstar Direct Platform product lineup, with highlights including the launch of Direct Advisory Suite in January, ongoing enhancements to the Lens functionality in Morningstar Direct, and the sale of our Morningstar Commodity

and Energy Data business in 2024. During 2024, we also overhauled and modernized our Direct Web Services (formerly Enterprise Components), moving away from a model under which we developed the front end of client websites to one where we provide the APIs to enable clients to integrate Morningstar data, research, and analytics into their own tools, software and applications, while connecting clients who need more help with vetted providers to support that work. We believe that the updated product lineup is better designed to scale profitably, although it has meant giving up some revenue in the short run to achieve this focus. That's true for Direct Web Services and for our exchange market data product, where we've shifted our emphasis to managing for profitability and have seen a corresponding slowdown in revenue as a result.

At the same time, we are renaming the segment for consistency. We've also reconstituted our three product areas in the segment to better align with how James and his team are managing the business today. (For more details, please see the FAQ included with our quarterly supplemental presentation.)

Conclusion

As I wrap up, I wanted to note that like many of you, we are keeping a close eye on recent market volatility and its impact on our business. As you know, the downturn is slowing capital markets activity and putting clients in a "wait-and-see" mindset. We are proactively delaying some investments and reducing discretionary spending while we negotiate the recent abrupt change in market sentiment. That said, our strong balance sheet means that we can thoughtfully lean into long-term opportunities where we see secular growth trends remaining intact, particularly as it pertains to the convergence of public and private markets.

Meanwhile, our analyst teams across the business have been especially busy. For a great summary, check out Morningstar's Take on Tariffs: Stock Impacts, Portfolio Tips, and More which addresses topics ranging from the potential economic impact of the tariffs and what they might mean for the Federal Reserve's policy to their impact on private equity, venture capital, M&A and private credit. Additionally, earlier this month, Morningstar DBRS confirmed its AAA rating on US sovereign debt with a stable trend.

Finally, we're looking forward to seeing many of you at our Annual Shareholders' Meeting scheduled for May 9 in Chicago. PitchBook President and Chief Operating Officer Rod Diefendorf and Morningstar Credit President Detlef Scholz will join Chief Financial Officer Michael Holt and me to provide an update on the businesses they lead, including how the recent Lumonic and DealX acquisitions support their future growth. Please register here to attend in person or to participate virtually.

What I'm Reading

Here's recent commentary by our researchers that I especially enjoyed:

- Guide to Technology Investments Amid Tariffs, Eric Compton, April 21, 2025
- The Impact of Tariffs on European PE, Nicolas Moura and Charlie Farber, April 15, 2025
- Q2 2025 PitchBook Analyst Note: Tariffs Dim Expectations of IPO Window, Kyle Stanford and Emily Zheng, April 10, 2025
- US Tariff Exposure Basket - Identifying companies with higher exposure to tariffs, Ioannis Pontikis and Tyler Dann, April 8, 2025
- Trade Tariffs Will Weigh on European Structured Finance, Mudasar Chaudhry, Richa Pandey, and Christian Aufsatz, April 8, 2025
- Morningstar DBRS Confirms the United States of America at AAA, Stable Trend, Michael Heydt and Thomas R. Torgerson, April 4, 2025
- 2025 Retirement Plan Landscape Report Lia Mitchell, April 2025
- Morningstar's US Active/Passive Barometer--Year-End 2024, Bryan Armour and Ryan Jackson, March 11, 2025
- Industry Landscape: European Asset Managers, Johann Scholtz and Svetlana Menshchikova, March 2025
- ELTIFs Step Into the Spotlight, Mara Dobrescu and Shannon Kirwin, Feb. 26, 2025
- Louis-Vincent Gave: 'The Future Is Being Built Over There', Dan Lefkovitz, Christine Benz, and Louis-Vincent Gave, Feb. 25, 2025
- Morningstar's Guide to Customizing a Model Portfolio, Stephen Margaria and Jason Kephart, Feb. 4, 2025

You may also appreciate these recent pieces that share more about our strategy and product innovations:

- Investors First: Navigating the Rise of Active ETFs in a Competitive Market, Morningstar.com, April 16, 2025
- PIMFA and Morningstar launch AI Tech Sprint to transform wealth management, FinTech Global, March 24, 2025
- Selectors fight for decent private markets data, Citywire, March 20, 2024
- Morningstar's top gatekeeper talks active ETFs, interval fund ratings and private market due diligence, Citywire, March 19, 2025
- Pricing power keeping financial advice a 'really attractive industry' for overseas buyers, Independent Financial Adviser, March 12, 2025
- Morningstar strikes double deal to bolster private markets offering, Citywire, March 4, 2025
- Morningstar CEO: It's Not About Active vs. Passive Investing, Barron's, February 20, 2025
- Trump tariff, Fed stance, DeepSeek: The CEO of this global investment research company breaks it down, moneycontrol, February 17, 2025

Best regards,

Kunal

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "will," "estimate," "predict," "potential," "prospects," or "continue." These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. More information about factors that could affect Morningstar's business and financial results are in our filings with the SEC, including our most recent reports on Forms 8-K, 10-K and 10-Q. Morningstar undertakes no obligation to publicly update any forward-looking statements as a result of new information, future events, or otherwise, except as required by law. In addition, this letter references non-GAAP financial measures including, but not limited to, organic revenue, free cash flow, adjusted operating income and adjusted operating margin. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. A discussion of our first quarter results, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures described in this letter, is provided in our earnings release for the three months ended March 31, 2025, which has been furnished to the SEC and is available on our website.